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                                                               Exhibit 10.10

December 6, 1999

Edward Lake
3762-A Balboa Terrace
San Diego, CA 92117

Dear Ed:

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer for Titan Corporation's Cayenta.com subsidiary ("Cayenta.com"), reporting directly to David Porreca, President and CEO of Cayenta.com. I am confident that you will make a significant contribution to the growth and success of Cayenta.com. I believe you will be provided with a challenging and gratifying work environment conducive to the development and fulfillment of your professional objectives.

Your role as Chief Financial Officer will be to fulfill the usual financiary responsibilities of that office but also to assist the CEO in building, staffing operations and financing a world-class Total Services Provider corporation that will have a successful initial public offering (IPO), and develop into the leader in the TSP marketplace.

Your salary on an annualized basis will be $250,000.00. Titan has an excellent fringe benefit package including medical, dental and vision plans, life insurance, 401(k) retirement plan, and paid time off (PTO) policy. PTO starts at 160 hours per year, plus holidays. As part of Titan's effort to maintain a drug free workplace, you will be required to complete a drug screen following acceptance of this offer. This offer is contingent upon completion of the drug screen and negative test results. Please understand that your acceptance of this offer does not constitute the creation of a contract of employment. This letter is a statement of Titan's desire to employ you with the understanding that your employment may be discontinued at the will of either party by notice to the other. This letter supersedes any prior verbal representations that may have been made to you.

Ed, in addition, you will be eligible to participate in the Titan Deferred Compensation Plan a the 5% level, and will be asked to develop a Cayenta bonus compensation plan for presentation to the Cayenta Board of Directors.
If terminated within the first two years, you would receive, as requested, one year of base salary at the then current rate plus medical benefits for one year.

Titan will offer you 100,000 shares of Cayenta.com common stock at a price to be determined by the Board of Directors. The stock will vest over four years from the date of grant, also subject to approval of the Board of Directors.

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Ed, I am really excited about offering you this opportunity to help me grow
Cayenta into a world-class, highly successful internet services public company. As you can hopefully see in this offer, Gene Ray and I both believe that you have unlimited energy, intellect, and capability to serve in this key executive position. We know, together, we can rapidly grow Cayenta and make its shareholder value significant, rewarding, and meaningful for all.

This employment position is effective December 18, 1999.

Sincerely,

/s/ DAVID P. PORRECA

David P. Porreca
President & CEO


Accepted and Agreed to
This _______ day of ________, 1999

Signed /s/ EDWARD LAKE
       ---------------
       Edward Lake